Exhibit 10(q)

January 31, 2005

Mr. Thomas C. Tiller
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340

Re: Employment Agreement

     On behalf of the Board of Directors of Polaris Industries Inc., a Minnesota corporation (“Polaris”), I am writing regarding your continuing employment with Polaris. This letter agreement (the “Agreement”) amends, restates, replaces and supercedes, effective as of January 1, 2005, that letter agreement between you and Polaris dated July 11, 2001, and is written for the purpose of setting forth the terms and conditions of your continued employment by Polaris and to protect Polaris’ knowledge, expertise, and relationships and the confidential information Polaris has developed about its customers, suppliers, products, operations and services.

1. Title and Position

     During the term of your employment hereunder you shall be employed as Chief Executive Officer and President of Polaris and, subject to the supervision and control of the Board of Directors of Polaris, perform such duties, have such power and exercise such supervision and control with regard to the business of Polaris as are commonly associated with or appropriate to the office of Chief Executive Officer, including but not limited to the day-to-day general management, supervision and control of all of the businesses and operations of Polaris and its subsidiaries. In discharging your duties and responsibilities, you may also serve as an executive officer and/or director of any direct or indirect subsidiary of Polaris. During the term of your employment you shall apply on a full-time basis (allowing for ordinary course vacations and sick leave) all of your skill and experience to the performance of your duties in your positions with Polaris and its subsidiaries. It is understood that you may have other business investments and participate in other business ventures which may, from time to time, require minor portions of your time, but which will not interfere or be inconsistent with your duties under this letter agreement.

2. Term of Employment

     Unless sooner terminated as provided in Section 5 below, your employment under the terms of this Agreement shall commence as of January 1, 2005 and shall continue until December 31, 2006.

Mr. Thomas C. Tiller
January 31, 2005

3. Compensation and Benefits

(a) Base Salary. During the term of your employment, you will be paid a base annual salary (“Base Salary”) in the amount of $750,000, payable in accordance with Polaris’ customary payroll policy, less all applicable withholdings and deductions. Your Base Salary may, at the discretion of the Board of Directors, be increased during the term of your employment.

(b) Annual Cash Incentive Compensation. During the term of your employment, you will continue to participate in Polaris’ Senior Executive Annual Incentive Compensation Plan (the “Plan”). The Compensation Committee of the Board of Directors will determine, in accordance with the Plan, on an annual basis the actual amount of any Performance incentive award (“Annual Bonus”) to be awarded to you under the Plan. During the term of your employment you will be eligible to receive a target annual payment under the Plan equal to 200 percent of your Base Salary subject to the performance criteria established by the Compensation Committee under the Plan.

(c) Stock Option Grant Upon Signing This Agreement. On the date that each of us signs and delivers this Agreement, you will be granted a stock option to purchase 215,000 shares of Polaris common stock at an exercise price per share equal to the fair market value of a share of Polaris common stock on the date of grant (the “Stock Option”). The stock option will be granted under and subject to the terms and conditions of the Polaris Industries Inc. 1995 Stock Option Plan and the form of the nonqualified stock option agreement attached as Annex A hereto. The Stock Option is intended to be in lieu of any annual grants of stock options that might otherwise be awarded to you at the time that Polaris might award stock options to other members of Polaris’ management group.

(d) Performance Restricted Share Award Upon Signing This Agreement. On the date that each of us signs and delivers this agreement, you will be granted a Performance restricted share award for 33,000 shares of Polaris common stock (the “Performance Restricted Share Award”). The Performance Restricted Share Award will be issued in accordance with and subject to the terms and conditions of the Polaris Industries Inc. 1996 Restricted Stock Plan and the form of performance restricted share award attached as Annex B hereto. The Performance Restricted Share Award is intended to be in lieu of any annual grants of restricted shares that might otherwise be awarded to you at the time that Polaris awards restricted shares to other members of Polaris’ management group.

(e) Supplemental Perquisites. During the term of your employment, you will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executive officers, including without limitation, medical, dental and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation and a country club membership.

Mr. Thomas C. Tiller
January 31, 2005

4. Change in Control Agreement

     The Change in Control Agreement between you and Polaris dated April 1, 1998 is hereby ratified and confirmed in its entirety.

5. Termination

(a) Termination of Agreement.

(i) This Agreement and your employment may be terminated at any time by the mutual written agreement of you and Polaris.

(ii) This Agreement and your employment may be terminated by Polaris for any reason and at any time upon 30 days’ prior written notice to you.

(iii) You may resign your employment and terminate this Agreement without Good Reason (as defined below) upon 30 days’ prior written notice to Polaris.

(iv) This Agreement and your employment will automatically terminate upon your death or permanent disability as defined in Polaris’ long term disability plan then in effect.

(v) This Agreement and your employment may be terminated by Polaris for Cause (as defined below) immediately upon written notice to you.

(vi) This Agreement and your employment may be terminated by you for Good Reason upon 30 days’ prior written notice from you to Polaris specifying such Good Reason, provided that such notice is given within 120 days of such Good Reason; and provided further that the events giving rise to such Good Reason shall not have been remedied as of the date of such notice.

(b) Termination of Employment Upon Death or Disability. If your employment with Polaris is terminated under Section 5(a)(iv) due to death or disability, then upon termination of your employment:

(i) Polaris will pay to you or your beneficiaries, as appropriate, your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

(ii) Polaris will pay to you or your beneficiaries, as appropriate, an amount equal to the average of the amount of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the year in which such termination takes place pro rata through the date of termination, when bonuses for the year of termination would customarily be paid;

(iii) If the effective date of such termination occurs before the payment of the Annual Bonus for any preceding year has been made to you, Polaris will pay to you or your beneficiaries, as applicable, the amount of the Annual Bonus for such preceding year at the time such bonuses are paid to other executives of Polaris; and

Mr. Thomas C. Tiller
January 31, 2005

(iv) Notwithstanding anything to the contrary in the applicable option or award agreements, any outstanding stock options or restricted share awards awarded to you under Polaris’ stock option or restricted share plans shall vest immediately.

(c) Termination of Employment by Polaris for Cause or by You without Good Reason. If your employment with Polaris is terminated by Polaris under Section 5(a)(v) for Cause, or by you under Section 5(a)(iii) without Good Reason, then upon termination of your employment:

(i) Polaris will pay you your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

(ii) If the effective date of such termination occurs before the payment of the Annual Bonus for any preceding year has been paid to you, Polaris will pay the amount of the Annual Bonus for such preceding year at the time such awards are paid to other executives of Polaris;

(iii) Notwithstanding anything to the contrary in the applicable option or award agreements, all of your theretofore outstanding stock options and unvested restricted share awards shall terminate immediately; and

(iv) You may purchase health insurance under the then existing health insurance plans of Polaris in accordance with applicable government requirements, including COBRA.

(d) Termination of Employment by Polaris Without Cause or by You for Good Reason. If your employment is terminated by Polaris under Section 5(a)(ii) without Cause or if your employment with Polaris is terminated by you under Section 5(a)(vi) for Good Reason, then upon termination of your employment:

(i) Polaris will pay to you your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

(ii) Polaris will pay to you an amount equal to the average of the amount of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the year in which such termination takes place pro rata through the date of termination at the time bonuses for the year of termination are customarily paid;

(iii) Polaris will pay to you, for a period of 24 months following the effective date of termination of employment, monthly payments equal to 1/12 of your annual Base Salary as of the effective date of termination at the times such Base Salary would customarily be paid;

(iv) Polaris will pay to you an amount equal to the average of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the

Mr. Thomas C. Tiller
January 31, 2005

year in which such termination takes place, payable at the times the next two Annual Bonuses are customarily paid;

(v) If the effective date of such termination occurs before payment of the Annual Bonus for any preceding year has been made to you, Polaris will pay you the amount of such Annual Bonus for such preceding year at the time such bonuses are paid to other executives of Polaris;

(vi) Polaris will provide you with medical and dental insurance coverage substantially the same as provided to other executives of Polaris for a period ending on the earlier of (A) the second anniversary of the date of termination of your employment and (B) the date upon which you became employed by another employer; and

(vii) Any stock options or restricted share awards awarded to you under Polaris’ stock option or restricted share plan that would, in accordance with their terms, otherwise vest on or before the first anniversary of the date of termination of your employment shall vest immediately and, in the case of stock options, shall be exercisable by you during a period ending on the first anniversary of the date of termination of your employment.

(e) Definitions. For purposes of this Agreement:

(i) “Cause” means (A) the willful and continued failure by you to substantially perform your duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered by the Board of Directors of Polaris which specifically specifies the manner in which the Board of Directors believes you have not substantially performed your duties; (B) the willful engaging by you in gross negligence, illegal conduct or gross misconduct which is materially and demonstrably injurious to Polaris; (C) you are convicted of, or enter a guilty or nolo contendere plea with respect to, a felony; or (D) any other willful and material breach of this Agreement by you that you have not remedied within a reasonable time after receipt of a written notice from the Board of Directors of Polaris that specifically identifies such breach.

For purposes of this paragraph, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Polaris.

(ii) “Good Reason” means any of (A) a material reduction in the scope of your authority and responsibility as an executive of Polaris (other than isolated, insubstantial actions not taken in bad faith and which are remedied by Polaris upon notice to Polaris, or as temporarily required due to your illness or injury), (B) a reduction in your base compensation; (C) Polaris requires your principal place of employment to be other than at its principal executive offices; or (D) Polaris otherwise fails to perform any of its material obligations to you.

Mr. Thomas C. Tiller
January 31, 2005

(f) Waiver of Claims; Withholding. All amounts payable under this Agreement will be net of any applicable requisite tax withholding and in lieu of any other rights or claims you may have against Polaris including under the Change in Control Agreement referred to in Section 4 above, all of which such rights or claims you hereby waive.

All payments to be made under this Agreement will be less applicable withholding or deductions.

6. Proprietary Information; Noncompetition

(a) Proprietary Information. Except with the prior written permission of Polaris, you agree that you will not, through the actual date of any termination of your employment with Polaris and for a period of 60 months thereafter, disclose or use any Proprietary Information (as defined below) of Polaris or any of its subsidiaries of which you become informed during your employment with Polaris, whether or not developed by you, except as required by your duties to Polaris or any of its subsidiaries. Proprietary Information means, as to Polaris or any of its subsidiaries, business plans, operating plans, procedures or manuals, financial statements, projections or reports, or other confidential information of the Company, excluding, however, (i) such information which is then or later becomes generally available to the public other than through you; (ii) such information which is received by you from a third party owing no obligation of confidentiality to Polaris; and (iii) such information which has been or is later disclosed by Polaris to an unrelated third party on a non-confidential basis. Information does not lose its Proprietary Information status merely because it was known by other persons or entities or because it did not entirely originate with Polaris. Upon termination of your employment with Polaris for any reason, you agree to deliver to Polaris all materials (in whatever form or format) that include Proprietary Information. You agree and understand that the Proprietary Information and all information contained therein shall be at all times the property of Polaris. Further, upon termination of your employment for any reason, you agree to make available to any person designated by Polaris or any of its subsidiaries all information concerning pending or preceding transactions which may affect the operation of Polaris or any of its subsidiaries about which you have knowledge.

(b) Noncompetition. It is mutually acknowledged that by virtue of your employment hereunder, Polaris and its subsidiaries will divulge and make accessible to you, and you will become possessed of, certain valuable and confidential information concerning the business and operations of Polaris and its subsidiaries. Without limitation it is also specifically acknowledged that great trust on the part of Polaris and its subsidiaries will reside in you because your duties will include involvement in the management, promotion and development of Polaris’ operations and business. Accordingly, it is necessary to enter into the following protective agreements:

(i) You agree with Polaris and for the benefit of Polaris and its subsidiaries through the actual date of termination of your employment, and for a period of two years thereafter, you will not own or have any interest in and will not, on your

Mr. Thomas C. Tiller
January 31, 2005

behalf or on the behalf of any third party, perform any services for, directly or indirectly, any person or entity (a “Polaris Competitor”) which engages in a business that Polaris or any of its subsidiaries conducts or contemplates conducting in the near future at the time of the termination of your employment (each, a “Competitive Activity”), except that you may own up to 1% of the outstanding securities of any corporation if such securities are registered under the Securities Exchange Act of 1934, as amended and you may provide services for businesses of Polaris Competitors that are not engaged in or provide goods or services to a Competitive Activity.

(ii) You agree that during your employment with Polaris and for a period of two years following the termination of such employment that you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others solicit, divert or hire away, or in any manner attempt to solicit, divert or hire away any full-time employee of Polaris or any of its subsidiaries, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at-will.

7. Miscellaneous.

     You understand and agree that a breach by you of any of the provisions of this Agreement may cause Polaris or its subsidiaries irreparable injury and damage which cannot be compensable by receipt of money damages. You, therefore, expressly agree that Polaris and its subsidiaries shall be entitled, in addition to any other remedies legally available to it, to injunctive and/or other equitable relief to prevent a breach of this Agreement or any part hereof.

     Neither this Agreement nor anything contained herein shall be construed as conferring upon you or Polaris the right to your continued employment by Polaris after December 31, 2006.

     All notices under this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail, return receipt requested, to the party to receive the same at the address set forth below or such other address as may have been furnished by proper notice.

Polaris:	Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
Attention: Secretary

You:	Thomas C. Tiller
[Address]

Mr. Thomas C. Tiller
January 31, 2005

     This Agreement is entered into in the State of Minnesota and shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota.

     The provisions of Sections 5, 6 and 7 will survive any termination of this Agreement.

     This Agreement and the Change in Control Agreement constitute the entire understanding of the parties hereto and supercede all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris.

     Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,

Polaris Industries Inc.

/s/ Gregory R. Palen
By Gregory R. Palen
Chairman of the Board of Directors

Accepted and Confirmed:

January 31, 2005

/s/ Thomas C. Tiller

Thomas C. Tiller

Annex A

POLARIS INDUSTRIES INC.
NONQUALIFIED
STOCK OPTION AGREEMENT

Thomas C. Tiller	SSN:

In accordance with the terms of the Polaris Industries Inc. 1995 Stock Option Plan (as amended and restated, the “Plan”), Polaris Industries Inc., as determined by and through the Compensation Committee of the Company’s Board of Directors, hereby grants to you (the “Participant”), subject to the terms and conditions set forth in this Nonqualified Stock Option Agreement (including Annex A hereto and all documents incorporated herein by reference) the rights and options (the “Options”) to purchase from the Company shares of its common stock, $.01 par value, as set forth below:

Number of Options Granted:	215,000

Date of Grant:	January 31, 2005

Option Price:	$67.50

Vesting:	100% on December 31, 2006

Expiration Date:	Close of Business on December 31, 2008

Exercise Period:	Date of Vesting through Expiration Date

Further terms and conditions of the grant are set forth in Annex A hereto, which is an integral part of this Nonqualified Stock Option Agreement.

All terms, provisions and conditions applicable to the Options set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. The Participant hereby acknowledges the receipt of a copy of this Nonqualified Stock Option Agreement, including Annex A hereto, and a copy of the Plan, and agrees to be bound by all the terms and provisions hereof and thereof.

IN WITNESS WHEREOF, the Company has caused this Nonqualified Stock Option Agreement to be executed by its Vice President-Finance, Chief Financial Officer & Secretary, and the Participant has executed this Nonqualified Stock Option Agreement, both as of the Date of Grant.

POLARIS INDUSTRIES INC.

Michael W. Malone Vice President-Finance, Chief Financial Officer & Secretary

Agreed:

Participant
Attachment: Annex A

ANNEX A
NONQUALIFIED STOCK OPTIONS

     I am pleased to inform you that you are the recipient of a stock option award under the Polaris Industries Inc. 1995 Stock Option Plan (as amended and restated, the “Plan”). The Board of Directors and the shareholders of Polaris Industries Inc. (the “Company”) adopted and approved the Plan for the purposes of (i) attracting and retaining employees of outstanding ability; (ii) motivating employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling employees to participate in the long-term growth and financial success of the Company.

     This stock option award was approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Section 5 of the Plan provides that all awards under the Plan be made pursuant to an award agreement between the recipient and the Company. This Annex A, together with the cover sheet hereto, sets forth a Nonqualified Stock Option Agreement (“Agreement”) to confirm and formalize your agreement with the Company with respect to your stock option award and is entered into under and pursuant to all of the terms and provisions of the Plan. In conformity with the Plan, you and the Company agree as follows:

1.	Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to you the right and option to purchase from the Company up to, but not exceeding in the aggregate, the number of shares of the Common Stock, par value $.01 per share (“Common Stock”) set forth on the cover sheet to this Agreement, of the Company (the “Options”), at an exercise price of $67.50 per share (the “Exercise Price”) and for the period (the “Option Term”) beginning on January 31, 2005 (the “Date of Grant”) and ending on December 31, 2008. The Exercise Price set forth herein equals the Fair Market Value, as defined in the Plan, on the Date of Grant, of the shares of Common Stock subject to the Option.

2.	This Agreement grants to you nonqualified stock options.

3.	The Options granted to you hereunder shall become exercisable (“vest”) on December 31, 2006. Once Options have vested, they may be exercised, in whole or in part, at any time and from time to time during the Option Term.

Notwithstanding the foregoing, the Options shall vest and become immediately exercisable upon a “Change in Control” of the Company. A “Change in Control” shall be deemed to have occurred if:

     (a) Any election has occurred of persons to the Board of Directors of the Company (the “Board”) that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board on January 1, 2006 and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board on January 1, 2006; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as “Incumbent Directors”); or

     (b) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or

     (c) Any of the following: (x) a liquidation or dissolution of the Company; (y) a reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, (A) the Company is the surviving entity resulting from such reorganization, merger or consolidation or (B) at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or (z) a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.

As used herein, “Company Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.

4.	You may exercise the Options by delivering to the Company a Notice of Exercise of Stock Options, in the form set forth as Exhibit A hereto, together with (i) a check payable to the order of the Company and/or (ii) shares of Common Stock that you have held for at least six months prior to the date of exercise, with a stock power executed in blank, equal in value to the Exercise Price of the shares of Common Stock being purchased. Shares of Common Stock surrendered in exercise of an Option shall be valued at their Fair Market Value, as such term is defined in the Plan, on the date of exercise. With the approval of, and under the terms and conditions specified by, the Committee, you also may exercise the Options in accordance with a cashless exercise program through an approved broker or dealer.

5.	The Company will notify you of the amount of withholding tax, if any, that must be paid under federal and, where applicable, state and local law in connection with the exercise of an Option or the sale of the subject shares of Common Stock. The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding tax cannot be recovered in this manner, you must, promptly upon the receipt of such notice, remit the deficiency to the Company. In the Committee’s discretion, you may be permitted to elect to have withheld from shares otherwise issuable to you upon exercise of Options, or to tender to the Company, a number of shares of Common Stock whose Fair Market Value, as such term is defined in the Plan, on the date of exercise equals the amount required to be withheld.

6.	If your employment by the Company terminates for any reason, all Options that have not yet been exercised on the date of termination shall continue to be exercisable, to the extent they were exercisable on the date of termination, until the expiration of the Option Term.

7.	In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions that would result in a substantial dilution or enlargement of the rights or economic benefits inuring to you under the Plan, the Committee shall make such equitable adjustments as it may deem appropriate in the Options granted in this Agreement. Any such determination by the Committee shall be final and binding on you.

8.	Nothing contained in this Agreement or in the Plan shall be deemed to confer upon you any right to prevent or to approve or vote upon any of the corporate actions described in Section 7. The existence of the Options granted in this Agreement shall not affect in any way the right or the power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom Options may be transferred by will or by the laws of descent and distribution, such references will be deemed to include such person or persons.

10.	You may not transfer the Options granted under this Agreement otherwise than by will or the laws of descent and distribution and only you may exercise the Options during your lifetime. No assignment or transfer of the Options granted under this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Options shall terminate and become of no further effect.

11.	You shall not be deemed for any purpose to be a stockholder of the Company in respect of shares as to which the Options have not been exercised as provided in this Agreement.

12.	Nothing in this Agreement or the Plan shall confer upon you any right to continue in the employ of the Company or shall affect the right of the Company to terminate your employment with or without cause.

13.	Notwithstanding any other provision of this Agreement to the contrary, you hereby agree that you will not exercise the Options granted under this Agreement, and that the Company will not be obligated to issue any shares to you under this Agreement, if the exercise of such Options or the issuance of such shares shall constitute a violation by you or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final and binding. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Options or the issuance of the shares pursuant thereto to comply with any law or regulation of any governmental authority.

14.	No amounts of income received by you pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

15.	Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 2100 Highway 55, Medina, Minnesota 55340, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

16.	This Agreement shall be construed, governed, and interpreted under the laws of the State of Minnesota, except the conflicts of laws provisions thereof.

17.	This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

18.	If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

19.	This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and your heirs and personal representatives.

EXHIBIT A

NOTICE OF EXERCISE OF STOCK OPTIONS

     Pursuant to the provisions of the Nonqualified Stock Option Agreement entered into as of January 31, 2005 between Polaris Industries Inc. (the “Company”) and me (the “Agreement”), I hereby exercise the nonqualified stock options granted under the terms of the Agreement to the extent of                      shares of the Common Stock of the Company. I deliver to the Company herewith the following in payment for such shares:

•	$ in cash

•	Stock certificates for shares of Common Stock held for at least six months

•	Other consideration: (i.e. cashless exercise, if approved by the Company)

Date:

Optionee (Print Name)

Signature

Address

Social Security Number

Annex B

POLARIS INDUSTRIES INC
PERFORMANCE RESTRICTED SHARE AWARD AGREEMENT

Thomas C. Tiller	SSN:

     In accordance with the terms of the Polaris Industries Inc. 1996 Restricted Stock Plan (as amended and restated, the “Plan”), Polaris Industries Inc., as determined by and through the Compensation Committee of the Company’s Board of Directors, hereby grants to you (the “Participant”), subject to the terms and conditions set forth in this Performance Restricted Share Award Agreement (including Annex A hereto and all documents incorporated herein by reference) Performance Shares, as set forth below:

Number of Performance Shares Granted:	33,000

Date of Grant:	January 31, 2005

Performance Period:	See Section 3 of Annex A

Performance Goals:	See Section 3 of Annex A

     Further terms and conditions of the grant are set forth in Annex A hereto, which is an integral part of this Agreement.

     All terms, provisions and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. The Participant hereby acknowledges the receipt of a copy of this Performance Restricted Share Award Agreement, including Annex A hereto, and agrees to be bound by all the terms and provisions hereof and thereof.

     IN WITNESS WHEREOF, the Company has caused this Performance Restricted Share Award Agreement to be executed by its Vice President-Finance, Chief Financial Officer and Secretary, and the Participant has executed this Performance Restricted Share Award Agreement, both as of the date and year first above written.

POLARIS INDUSTRIES INC.

Michael W. Malone Vice President-Finance, Chief Financial Officer & Secretary

Agreed:

Participant
Attachment: Annex A

ANNEX A

PERFORMANCE RESTRICTED SHARE AWARD AGREEMENT

     The parties to this Performance Restricted Share Award Agreement (this “Agreement”) are Polaris Industries Inc., a Minnesota corporation (“Polaris”), and the individual employee of Polaris or a subsidiary of Polaris identified on the cover page of this Agreement (the “Employee”).

     Polaris adopted and maintains the Polaris Industries Inc. Amended and Restated 1996 Restricted Stock Plan (the “Plan”), under which restricted shares of the common stock, par value $0.01, of Polaris (“Common Stock”), may be awarded to employees of Polaris and its subsidiaries by action of the Compensation Committee (the “Committee”) of Polaris’ Board of Directors (the “Board”). The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to an award to the Employee of restricted shares of Common Stock approved by the Committee as of the date hereof. Certain capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan.

          In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Award of Restricted Shares.

(a)	Polaris hereby confirms the grant to the Employee, as of January 31, 2005 (the “Award Date”), the number of shares of Common Stock identified on the cover page of this Agreement (the “Performance Shares”), subject to the restrictions and other terms and conditions set forth herein.

(b)	As soon as practicable after the Award Date, Polaris shall cause one or more stock certificates representing the Performance Shares to be registered in the name of the Employee. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed and any applicable federal or state securities law, and may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions. In addition, each certificate representing the Performance Shares shall bear the following legend (the “Agreement Legend”):

The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of a Performance Restricted Share Award Agreement entered into between the registered owner and Polaris Industries Inc. Copies of such Agreement are on file in the offices of Polaris Industries Inc., 2100 Highway 55 Medina, Minnesota, 55340

          Until the Performance Period (as hereinafter defined in Paragraph 3) with respect to the Performance Shares shall have lapsed (i) the certificate or certificates representing the Performance Shares shall be held in custody by the Secretary of Polaris, (ii) such certificates shall be deemed not delivered to the Employee and (iii) the Employee shall have no interest with respect to the Performance Shares except as expressly provided herein and in the Plan. Simultaneously, with the execution and delivery of this Agreement, the Employee shall deliver to Polaris one or more stock powers endorsed in blank relating to the Performance Shares. Upon expiration of the restrictions applicable to all or any portion of the Performance Shares, subject to Paragraph 5, Polaris shall deliver or cause to be delivered to the Employee a certificate or certificates without the Agreement Legend for those shares to which the restrictions shall have expired. Upon forfeiture, in accordance with Paragraph 4, of all or any portion of the Performance Shares, the certificate or certificates representing the forfeited Performance Shares shall be canceled.

          2. Restrictions Applicable to Performance Shares.

(a)	Beginning on the Award Date, the Employee shall have all rights and privileges of a stockholder of Polaris with respect to the Performance Shares except as follows:

          (i) dividends and other distributions paid with respect to the Performance Shares during the Performance Period shall be disposed of in accordance with Paragraph 2(c); and

          (ii) none of the Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Performance Period other than by will or the laws of descent and distribution; and

          (iii) all or a portion of the Performance Shares may be forfeited in accordance with Paragraph 4.

(b)	Any attempt to dispose of Performance Shares in a manner contrary to the restrictions set forth in this Agreement shall be null, void and ineffective. If and when the restrictions set forth in this Paragraph 2 lapse in accordance with the terms of this Agreement as to the Performance Shares, such shares shall no longer be considered Performance Shares for purposes of this Agreement.

(c)	The Employee hereby irrevocably and unconditionally assigns to Polaris any and all cash and non-cash dividends and other distributions paid with respect to the Performance Shares during the Performance Period; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to the Performance Shares during the Performance Period shall not be subject to such assignment, shall be subject to the same restrictions as the Performance Shares and shall be held as prescribed in Paragraph 1(b).

          3. Performance Period.

(a)	The restrictions set forth in Paragraph 2 shall apply for a period (the “Performance Period”) from the Award Date until the Performance Period lapses as follows:

(i) the Performance Period shall lapse as to all of the Performance Shares as of the second anniversary of the Award Date provided that the sum of the Earnings Per Share for fiscal years 2005 and 2006 equals or exceeds $___, which represents a ___% compound annual growth rate for such two fiscal years in Earnings Per Share over Earnings Per Share of $3.23 for fiscal year 2004; and

(ii) the Performance Period shall lapse as to all of the Performance Shares as of the third anniversary of the Award Date provided that the sum of the Earnings Per Share from continuing operations for fiscal years 2005, 2006 and 2007 equals or exceeds $___, which represents a ___% compound annual growth rate for such three fiscal years in Earnings per Share over Earnings Per Share of $3.23 for fiscal year 2004.

For purposes of this Agreement, “Earnings Per Share” shall mean the basic earnings per share from continuing operations of Polaris and its subsidiaries for a fiscal year as reported in

Polaris’ audited financial statement for such fiscal year and as adjusted for any stock splits or stock dividends declared and paid by Polaris during such fiscal year and for changes in generally accepted accounting principles or the application of generally accepted accounting principles by Polaris.

(b)	Notwithstanding the foregoing, the Performance Period shall lapse as to all Performance Shares upon the occurrence during the Performance Period of a Change in Control (as defined in the Plan).

          4. Forfeiture. All rights of the Employee to the Performance Shares as to which the Performance Period shall not have lapsed shall terminate and be forfeited effective as of the earlier of (i) the day after the third anniversary of the Award Date, and (ii) should Employee’s employment with Polaris terminate prior to December 31, 2006, the date of such termination of employment.

          5. Tax Withholding. Polaris shall be entitled to withhold from any cash payments due to the Employee from Polaris (or secure payment from the Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by Polaris with respect to any income recognized by the Employee with respect to the Performance Shares, and Polaris may defer issuance of any and all shares of Common Stock otherwise issuable to the Employee under the Plan until and unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Employee at such time as the Committee determines. The Employee may elect to satisfy all or any portion of his or her tax withholding obligation by the withholding, at the appropriate time, of shares of Common Stock otherwise deliverable to the Employee in a number sufficient, based upon the fair market value of such shares, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to such withholding of shares of Common Stock as it deems necessary or appropriate.

          6. Assignment; Nature of Corporation’s Obligations. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of Polaris, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to transfer or pledge by the Employee.

          7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto.

          8. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Minnesota other than the conflict of laws provisions of such laws.

          9. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

          10. Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by Polaris.

          11. Certain References. References to the Employee in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Employee’s executors or the administrators, or the person or persons to whom all or any portion of the Performance Shares may be transferred by will or the laws of descent and distribution, such references to the Employee shall be deemed to include such person or persons.